Exhibit 21

                  FRANKLIN COVEY CO.

Subsidiaries

Domestic:
Franklin Development Corporation  (a Utah corporation)
Franklin Covey Travel, Inc.  (a Utah corporation)
Franklin Covey Client Sales, Inc. (a Utah corporation)

International:
Franklin Covey Canada, Ltd.  (a Canada corporation)
Franklin Covey Europe, Ltd. (England, Wales)
Franklin Covey Proprietary Limited (Queensland, Australia)
Franklin Covey Japan Co. Ltd. (Japan)
Franklin Covey de Mexico, S. de R.L. de C.V. (Mexico)
Franklin Covey International Pte. Ltd. (Singapore)
Franklin Covey Business Consulting Shanghai Ltd. (China)
Franklin Covey Business Consultation Beijing Ltd. (China)